UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 2, 2005

SWIFT TRANSPORTATION CO., INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-18605	86-0666860

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 South 75th Avenue, Phoenix, Arizona	85043

(Address of Principal Executive Offices)	(Zip Code)

(602) 269-9700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Item 1.01 Entry into a Material Definitive Agreement.

Revisions to Director Compensation Program

     On February 2, 2005, the Board of Directors of Swift Transportation Co., Inc. approved certain changes to the annual compensation payable to non-employee members of the Board of Directors. The Chairman of the Nominating/Corporate Governance Committee will receive a retainer fee of $25,000 for the period from January 1, 2005 through the date of the 2005 annual meeting, and $50,000 annually thereafter. The Chairman of the Compensation Committee will receive a retainer fee of $4,000 per year. Additionally, on November 11, 2004, the Compensation Committee (with Jock Patton abstaining) approved the payment of a bonus in the amount of $100,000 to Mr. Patton for his service as Chairman of the Nominating/Corporate Governance Committee from May 2004 to November 2004.

     The Board also authorized certain changes to Swift’s non-employee director option plan to allow for the increase in the number of shares of Common Stock each non-employee director is entitled to receive pursuant to the plan. The proposed amendments to the plan will be submitted to a vote of the shareholders at the annual meeting scheduled to take place later this year.

Indemnification Agreements

     As previously reported in Form 8-K filed on November 3, 2004, the Board of Directors of the Company adopted a resolution authorizing the Company to enter into indemnification agreements with all current and future Board members and such other non-director officers of the Company as the Board may determine from time to time by resolution. Pursuant to the initial authorizing resolution, on February 2, 2005, the Board authorized the Company to enter into indemnification agreements with Fran Dunn, Vice President of Financial Reporting, and Steve Attwood, Vice President/Corporate Controller.

     A form of the Indemnification Agreement was filed as Exhibit 10.3 to Form 8-K filed on November 3, 2004, and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.	Not applicable.
(b)	Pro Forma Financial Information.	Not applicable.
(c)	Exhibits.

     10.1 Form of Indemnification Agreement previously filed and incorporated herein by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2005

SWIFT TRANSPORTATION CO., INC.
/s/ William F. Riley III
By: William F. Riley III
Chief Financial Officer